SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 11, 2011
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification
Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01— ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
          On April 11, 2011, Ashford Hospitality Trust, Inc. (the “Company”) entered into a Stock Repurchase Agreement (the “Agreement”) with Security Capital Preferred Growth Incorporated (the “Shareholder”), which holds 7,247,865 shares of the Company’s Series B-1 Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock”).
          Pursuant to the Agreement, the Company has the right to repurchase all or any number of the shares of Series B-1 Preferred Stock on the terms and subject to the conditions set forth in the Agreement. The repurchase right is exercisable at the option of the Company at any time during the five business days following the entry into the Agreement (the “Exercise Period”).
          The purchase price for each share of Series B-1 Preferred Stock purchased by the Company on any closing date will be equal to the greater of (i) the Volume Weighted Average Price (as defined in the Agreement) of a share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for the five trading days immediately preceding such closing date and (ii) $10.07 (the “Repurchase Price”).
          In addition to the Repurchase Price for each share of Series B-1 Preferred Stock, the Company will pay to the Shareholder at the time of each repurchase all accumulated but unpaid dividends payable on such share of Series B-1 Preferred Stock for the time period up to, but excluding, the date on which such repurchase occurs (the “Accumulated Dividends”).
          To exercise its repurchase right, the Company must deliver written notice to the Shareholder (the “Repurchase Notice”) setting forth the number of the shares of Series B-1 Preferred Stock as to which the Company is exercising the repurchase right.
          Each Repurchase Notice must specify the date on which the closing of the repurchase of the Series B-1 Preferred Stock is scheduled to occur, which date shall not be less than 30 calendar days nor more than 90 calendar days after the date of the Repurchase Notice (the “Company-Scheduled Closing Date”). However, with certain exceptions, on any date after the Shareholder’s receipt of the Repurchase Notice and prior to the day immediately preceding the Company-Scheduled Closing Date, the Shareholder may elect to accelerate the date of the Company’s repurchase of all or a portion of the shares of Series B-1 Preferred Stock specified in the Company’s Repurchase Notice (at the Shareholder’s determination) to the next business day following the date on which the Shareholder delivers notice (a “Purchase Price Notice”) to the Company of such election (the “Accelerated Closing Date”).
          The number of shares of Series B-1 Preferred Stock to be repurchased (i) on a Company-Scheduled Closing Date will be equal to the number of shares of Series B-1 Preferred Stock specified in the applicable Repurchase Notice minus the aggregate number of shares of Series B-1 Preferred Stock as to which one or more Purchase Price Notices have previously been given and (ii) on any Accelerated Closing Date, the number of shares of Series B-1 Preferred Stock set forth for repurchase in the Purchase Price Notice given by the Shareholder to the Company (each such amount, the “Scheduled Number of Shares”); provided, however, that if the aggregate Repurchase Price for all of the shares to be repurchased on any closing date would exceed an aggregate amount equal to the product of (i) $10.07 and (ii) the Scheduled Number of Shares (as to each closing date, the “Maximum Repurchase Amount”), the number of the shares of Series B-1 Preferred Stock to be repurchased on that closing date shall be equal to the greatest number of whole shares having an aggregate Repurchase Price for that closing date equal to or less than the Maximum Repurchase Amount for such Closing Date, and the remaining number of the Scheduled Number of Shares to be repurchased will be converted into shares of the Company’s Common Stock as though the Shareholder had exercised its right of conversion in accordance with and pursuant to the Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock of the Company relating to the Preferred Shares (the “Articles Supplementary”). Accumulated Dividends on any such converted shares of Series B Preferred Stock will be paid in accordance with the Articles Supplementary.
          The Company’s right to repurchase Series B-1 Preferred Stock under the Agreement will terminate as to any shares of Series B-1 Preferred Stock for which the Company does not exercise such right by means of a Repurchase Notice, which termination will be effective upon the Shareholder’s receipt of such Repurchase Notice.
          The above summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits

Exhibit No.	Description

10.1	Stock Repurchase Agreement, dated as of April 11, 2011, by and between Ashford Hospitality Trust, Inc. and Security Capital Preferred Growth Incorporated

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 11, 2011

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel